Exhibit 99.1

   Oregon Pacific Bancorp Reports 4th Quarter and Year End Earnings

    FLORENCE, Ore.--(BUSINESS WIRE)--Feb. 10, 2006--Oregon Pacific Bancorp (OTCBB:OPBP), holding company for Oregon Pacific Banking Co., announced today that consolidated net income increased to $486,906, or $0.22 per fully diluted common share for the three months ended December 31, 2005, compared to $439,957, or $0.20 per diluted common share, for 2004. For the year ended December 31, 2005, net income was $1,865,372 or $0.86 per fully-diluted common share, compared to $1,066,720 or $0.49 per common share, for the same period in 2004, an increase of 74.9%.
    Several one-time events affected income in 2005. During the fourth quarter 2005, the Company recognized $48,000, or $0.02 per diluted share, of income tax benefit as a result of a corporate tax kicker credit from the Oregon Department of Revenue. During the first quarter of 2005 a collection of $377,000 of previously non-accrual interest from prior years added $0.09 per diluted share, and in the third quarter the receipt of an insurance reimbursement of $200,000 for amounts previously expensed added $0.05 to diluted per share earnings.
    Total assets for the Company were $150.4 million at December 31, 2005, an 8.8% increase over $138.2 million at December 31, 2004. Net loans were $118.0 million, representing an 8.5% increase over last year-end's balance of $108.7 million. Deposits, at $121.3 million, represented a 9.2% increase over the $111.1 million reported at year-end 2004.
    "Oregon Pacific Bancorp experienced a landmark year in 2005 with record earnings and even without one-time occurrences the Company's net income increased an unprecedented 45%," stated Tom Grove, president and chief executive officer. "The Bank was successful in accomplishing one of its major goals of lowering the efficiency ratio from 83.9% in 2004 to 69.9% in 2005. We also were able to increase our net interest margin to a tax-equivalent 5.54% from 5.38% excluding our one-time interest receipt. We believe we have our strongest team ever and look forward to another great year in 2006."
    Oregon Pacific Bancorp is a financial holding company for Oregon Pacific Banking Co. headquartered in Florence, Oregon. The Bank also has branches in Roseburg and Coos Bay, Oregon. The Company's stock is traded on the OTC Bulletin Board under the symbol OPBP.

    The discussions included in this release contain statements that may be deemed forward-looking statements within the meaning of the federal securities laws. Such statements involve known and unknown risks, uncertainties and other factors that may cause actual results to differ materially from these statements. For the purposes of these discussions, any statements that are not statements of historical fact may be deemed to be forward-looking statements. Such statements are often characterized by the use of qualifying words such as "expects," "anticipates," "believes," "estimates," "plans," "projects," or other statements concerning opinions or judgments of the Company and its management about future events. The accuracy of such forward-looking statements could be affected by certain factors, including but not limited to, the financial success or changing conditions or strategies of the Company's customers or vendors, fluctuations in interest rates, actions of government regulators, the availability of capital and personnel, and general economic conditions.


                        OREGON PACIFIC BANCORP
                    Selected Financial Information
                (In thousands, except per share data)

                         Three months ended         Year ended
                            December 31,            December 31,
                           2005        2004        2005        2004
                        ----------  ----------  ----------  ----------
Condensed Results of
 Operations
----------------------

Interest income        $    2,646  $    2,202  $   10,134  $    7,994
Interest expense              668         410       2,283       1,484
Net interest income         1,978       1,792       7,851       6,510
Provision for possible
 loan losses                  (30)          5         215        (355)
Noninterest income            655         668       2,794       2,407
Salaries and employee
 benefits expense           1,352       1,080       4,721       4,660
Occupancy and
 equipment expense            221         210         885         834
Other noninterest
 expense                      593         488       2,049       2,194
                        ----------  ----------  ----------  ----------

Operating income
 before provision for
 taxes                        497         677       2,775       1,584
Provision for income
 taxes                         10         237         910         517
                        ----------  ----------  ----------  ----------

Net income             $      487  $      440  $    1,865  $    1,067
                        ==========  ==========  ==========  ==========

Income per share of
 common stock
  Basic                $     0.23  $     0.20  $     0.87  $     0.49
  Diluted              $     0.22  $     0.20  $     0.86  $     0.49

Weighted average
 shares outstanding
  Basic                 2,162,449   2,174,278   2,154,932   2,178,531
  Diluted               2,172,658   2,177,866   2,162,826   2,180,710



                                                    December 31,
Selected Balance Sheet       December 31,           2004 to 2005
 Data                      2005        2004      Change      % Change
----------------------  ----------  ---------- -----------  ----------
Total Assets           $  150,441  $  138,249  $   12,192         8.8%
Loans outstanding, net $  117,986  $  108,707  $    9,279         8.5%
Investment securities  $   12,667  $   16,445  $   (3,778)      -23.0%
Deposits               $  121,329  $  111,061  $   10,268         9.2%
Shareholders' equity   $   10,263  $    8,892  $    1,371        15.4%
Shareholders' equity
 per common share      $     4.78  $     4.14  $     0.64        15.4%

Loan allowance to
 total loans                  1.6%        1.5%        0.1%
Net loans to deposits        97.2%       97.9%       -0.6%

Other data
----------------------
Return on average
 equity                     21.62%      12.09%        9.5%       78.8%
Return on average
 assets                      1.27%       0.81%        0.5%       56.8%


    CONTACT: Oregon Pacific Bancorp
             Thomas K. Grove, President and CEO
             Joanne Forsberg, Corporate Secretary and CFO
             541-997-7121
             http://www.opbc.com